Exhibit 10.13

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made on the December 2, 2024.

BETWEEN:

(1)	TECHTARGET, INC., a Delaware corporation, formerly known as TORO COMBINECO, INC. (“TechTarget”); and

(2)	GARY NUGENT (the “Executive”).

1.

Consideration and Notice. The Executive enters into this agreement in exchange for eligibility to receive equity grants in TechTarget and in exchange for the entitlements that he will receive in connection with the secondment agreement entered into between TechTarget, the Executive and Informa Support Services Inc, on today’s date (the “Secondment Agreement”). The Executive also enters into this Agreement in exchange for the continued provision of new Confidential Information (as defined below) in the course of carrying out his role as CEO of TechTarget pursuant to the Secondment Agreement (the “Secondment”). The Executive and TechTarget agree that this Agreement is supported by mutually agreed-upon consideration under the Massachusetts Noncompetition Agreement Act (MGL c.149, § 24L) and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Agreement. The Executive acknowledges and agrees that: (i) TechTarget has advised the Executive, in writing, that the Executive has the right to consult with counsel prior to signing this Agreement (and this document constitutes that writing); and (ii) the Executive has been given more than ten (10) business days to review this Agreement prior to signing it.

2.

Confidential Information. As used in this Agreement, “Confidential Information” means non-public information belonging to TechTarget and its affiliates and subsidiaries which is of value to TechTarget in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to TechTarget or its affiliates or subsidiaries. Confidential Information includes, without limitation, (i) all information concerning trade secrets of TechTarget or any of its affiliates or subsidiaries, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (ii) all sales and financial information concerning TechTarget or its affiliates or subsidiaries; (iii) all customers, customer lists or requirements; (iv) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of TechTarget and its affiliates or subsidiaries, their employees, their officers, their business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (v) all information in any way concerning the business or affairs of TechTarget or its affiliates or subsidiaries, suppliers, business partners or customers which was furnished to the Executive by TechTarget or its affiliates or subsidiaries, suppliers, business partners or customers or otherwise discovered by the Executive during the Secondment; and (vi) any document marked “confidential” or any information which the Executive has been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to TechTarget or any of its affiliates or subsidiaries in confidence by customers, suppliers or other persons. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 3.

3.

Confidentiality. The Executive’s position as CEO of TechTarget creates a relationship of confidence and trust between the Executive and TechTarget with respect to all Confidential Information. At all times, both during the Secondment and after its termination, the Executive will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of TechTarget, except as may be necessary in the ordinary course of performing the Executive’s duties as CEO of TechTarget and/ or his obligations as a member of Informa Plc’s Executive Committee. The Executive understands that pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Executive understands that the Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, the Executive understands that certain individuals who file a lawsuit alleging retaliation by TechTarget for reporting a suspected violation of the law may disclose the trade secret to their attorney and use the trade secret in the court proceeding, if that person files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits the Executive from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

4.

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by TechTarget or are produced by the Executive in connection with the Secondment will be and remain the sole property of TechTarget. The Executive will return to TechTarget all such materials and property as and when requested by TechTarget. In any event, the Executive will return all such materials and property immediately upon termination of the Secondment Agreement for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

5.

Noncompetition. During the term of the Secondment and for a period of twelve (12) months thereafter, less the duration of any Non-Working Period (as hereafter defined) the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar duties for a Competing Business (as hereinafter defined) that Executive performed for TechTarget or any of its affiliates or subsidiaries in the twenty-four (24) months prior to termination of the Secondment within the Restricted Territory (as hereinafter defined), save that the Executive may continue to be employed by Informa or any of its affiliates. The Executive understands that the restrictions set forth in this Section 5 are intended to protect TechTarget’s interest in its Confidential

Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” means any businesses that offer (i) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (ii) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (iii) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For the purposes of this Agreement, the term “Non-Working Period” shall mean any period after which notice has been served by any party under the Secondment Agreement and during which time the Executive is not required to perform services under the Secondment Agreement. For purposes of this Agreement, the term “Restricted Territory” means any geographic area or territory where the Executive conducted business for or on behalf of TechTarget or any of its affiliates or subsidiaries, or where parties were located with whom or which the Executive interacted during the twenty-four (24) months prior to termination of the Secondment.

6.

Non solicitation. During the term of the Secondment and for a period of twelve (12) months thereafter the Executive (i) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with TechTarget or any of its subsidiaries (other than terminations of employment of subordinate employees undertaken in the course of the Secondment) or otherwise interfering in any material respect with said relationship; and (ii) will refrain, either alone or in association with others, from (x) soliciting any Restricted Business Partner (as defined herein) or (y) encouraging any Restricted Business Partner, in the case of each of clauses (x) and (y), to terminate or otherwise modify adversely its business relationship with TechTarget or any of its subsidiaries. The Executive understands that the restrictions set forth in this Section 6 are intended to protect TechTarget’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Restricted Person” means each and every person employed by TechTarget or any of its subsidiaries within the twelve (12) month period preceding termination of the Secondment and with whom the Executive, during such period, had supervisory responsibility or work-related contact, or about whom the Executive acquired Confidential Information relating to compensation, benefits, performance evaluations or services (in each case, excluding any such persons whose relationship with TechTarget or its subsidiaries was terminated by TechTarget or its subsidiaries without cause). For purposes of this Agreement, the term “Restricted Business Partner” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which TechTarget or any of its affiliates or subsidiaries has conducted business within the twelve (12) month period preceding termination of the Secondment and with whom the Executive, during such twelve (12) month period, had business-related contact or about which the Executive acquired Confidential Information by virtue of the Secondment.

7.

Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to TechTarget that the Executive’s execution of this Agreement and performance of the Secondment will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for TechTarget, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of TechTarget any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party (save as permitted to do so by Informa).

8.

Litigation and Regulatory Cooperation. During and after the Executive’s Secondment, the Executive shall cooperate fully with TechTarget in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of TechTarget which relate to events or occurrences that transpired while the Executive was seconded to TechTarget. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of TechTarget at mutually convenient times. During and after the Executive’s Secondment, the Executive also shall cooperate fully with TechTarget in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was seconded to TechTarget. TechTarget shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8.

9.

Reasonableness of Restrictions and Remedies. The Executive agrees that the terms of this Agreement are intended to protect and preserve legitimate business interests of TechTarget and are reasonable and necessary. It is further agreed that any breach of this Agreement may render irreparable harm to TechTarget. In the event of a breach or threatened breach by the Executive, the Executive acknowledges and agrees that TechTarget’s remedies at law may be inadequate and that, subject to Section 11, TechTarget shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Agreement by the Executive without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond. In the event a court of competent jurisdiction determines that any provision of this Agreement is excessively broad, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. The Executive further agrees that any applicable restricted period set forth in Sections 5 and 6 of this Agreement shall be tolled during any legal proceedings during which TechTarget seeks to enforce any of these covenants against the Executive if it is ultimately determined that the Executive was in breach of such covenants.

10.

Future Employer Notice. The Executive agrees that, during the non-competition and non-solicitation period, he will give notice to TechTarget of each new business activity he plans to undertake that may be in breach of the restriction set out at section 5 of this Agreement, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Executive’s business relationship or position with the entity. The Executive further agrees to provide TechTarget with other pertinent information concerning such business activity as TechTarget may reasonably request in order to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement. The Executive agrees to provide a copy of the Agreement to all persons and Entities with whom the Executive seeks to be hired or do business before accepting employment or engagement with any of them.

11.

Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or TechTarget may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12.

Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

1.1

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties or their predecessors with respect to any related subject matter. The Executive agrees that any change or changes in the Executive’s duties under the Secondment Agreement after the signing of this Agreement shall not affect the validity or scope of this Agreement. For the avoidance of doubt, if the transactions contemplated in the merger agreement dated January 10, 2024, by and among TechTarget, Informa Plc and others are not consummated, this Agreement will be void ab initio with no further force or effect.

13.

Assignment; Successors and Assigns, etc. Neither TechTarget nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that TechTarget may assign its rights under this Agreement without the consent of the Executive in the event that TechTarget shall effect a reorganization, consolidate with, or merge into, any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon TechTarget and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.

Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.

Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with TechTarget or, in the case of TechTarget, at its main offices, attention of the Chairperson, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

17.	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of TechTarget.

18.

Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19.

Counterparts. This Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif,.gif, .jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

TECHTARGET, INC.

By:	/s/ Daniel T. Noreck
Name:	Daniel T. Noreck
Title:	Chief Financial Officer and Treasurer
Date:	December 2, 2024

[Signature Page to Restrictive Covenant Agreement]

GARY NUGENT

/s/ Gary Nugent
Date: December 2, 2024

[Signature Page to Restrictive Covenant Agreement]